Exhibit 99.1

MARK HONIGSFELD STEPS DOWN AS CEO AND DIRECTOR OF COMPU-DAWN, INC. AND SUBSIDIARIES. HE WILL CONTINUE AS A CONSULTANT. OTHER KEY
EXECUTIVES VOLUNTARILY REDUCE COMPENSATION, AND AGREE TO PURCHASE
SHARES IN COMPANY

Cedarhurst, New York, May 12, 1999 - Compu-DAWN, Inc. (NASDAQ:ETVC) announced today that Mark Honigsfeld is stepping down as Compu-DAWN's CEO and Director and from all other offices and directorships of Compu-DAWN and its subsidiaries. Compu-DAWN and Mr. Honigsfeld have mutually agreed to terminate Mr. Honigsfeld's $250,000 a year employment agreement, which was set to expire in December 2002.

Mr. Honigsfeld stated that "my desire as CEO and principal shareholder has been to guide Compu- DAWN into a dynamic and exciting industry and to put the company on a path to substantially increase our stockholders' value. I, with my fellow directors have over the last year pursued opportunities with this view. I feel we brought Compu-DAWN such an opportunity with e.TV. Over the past five months, the bulk of Compu-DAWN's day-to-day operations have been operating out of Jacksonville, Florida, while an executive office with customer support staff of the public safety division has been maintained in Cedarhurst, New York. With the anticipated divestiture of the public safety division [discussed below] all of Compu-DAWN's executive management other than myself and Louis Libin will be based in Jacksonville, including Teddy Turner and Rudy Theale. Teddy Turner has expressed his excitement about e.TV's future potential and has given his commitment to the Board to build and support Compu-DAWN with his management team. I have decided that it is in the best interest of Compu-DAWN and its stockholders to give Teddy Turner, Rudy Theale and the rest of his management team the reins to pursue the opportunities open to Compu-DAWN in the Internet, e-commerce and telecommunications industries. As a consultant I will continue to provide advice and guidance to management in the future."

Teddy Turner stated that "Mark had guided Compu-DAWN from the public safety business - which although steady, demonstrated slow growth for both Compu-DAWN and our stockholders - into the e-commerce and telecommunications industries which has enormous potential. I am excited about Compu-DAWN's future, and the management team and I will continue to strive to maximize stockholder value as we build and grow the company. We are at a threshold point and I expect that as our independent representative network and infrastructure continue to develop we will turn the corner to profitability by end of this calendar year. As of March 31, 1999 Compu-DAWN had approximately $2,600,000 in cash with virtually no long-term debt and working capital of approximately $2,400,000. Among other things, we are currently implementing Visual-Flex, a



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software  system which will allow greater  financial and operating  controls and enhanced applications for our business and independent representatives."

In consideration for the termination of Mr. Honigsfeld's Employment Agreement, Compu-DAWN will pay Mr. Honigsfeld $500,000, which will be paid out over approximately six months or will be delivered from the proceeds of the sale of Compu-DAWN's public safety division. Compu-DAWN recently entered into a letter of intent to sell the public safety division to an unrelated private company involved in a similar type of business. Additionally, Mr. Honigsfeld will receive an amount equal to 80% of any royalty payment which Compu-DAWN receives from the buyer of the public safety division for a period of approximately five years from closing of the sale of the public safety division. Compu-DAWN is currently negotiating the agreement for the sale of the public safety division, and no assurance can be given that a contract will be entered into or that the sale will ultimately close.

Mr. Honigsfeld has agreed to stay on as a consultant to the Company to provide guidance and advice in the areas of management, administration, business strategy and sales and marketing as well as in connection with the negotiation and sale of Compu-DAWN's public safety division. As a consultant, Mr. Honigsfeld will receive $1,500 per month and benefits similar to those which he had under his employment agreement. He will also be issued 62,500 Common Shares as part of the consideration for his consulting services, which Compu-DAWN has agreed to register. The value of these shares are at market. The consulting arrangement will run for up to approximately four years subject to earlier termination at Mr. Honigsfeld's option at any time, or by Compu-DAWN in certain instances.

In order to free up working capital for the development of e.TV's business, Teddy Turner, Rudy Theale and Louis Libin have each agreed to cut his annual salary by approximately 50%, 25% and 56%, respectively. Additionally, with the salary reduction of Louis Libin, Compu-DAWN agreed to adjust the exercise price of his stock options to $3.25 per share, the market price at the time of the agreement. As a result of these reductions and the agreement with Mark Honigsfeld, the Company expects to save approximately $500,000 a year.

Mark Honigsfeld has contemporaneously informally agreed to sell a substantial portion of his Common Shares in the Company of which Teddy Turner and Rudy Theale have indicated they will buy a portion. Mr. Honigsfeld stated "as part of passing the torch to Teddy Turner, Rudy Theale and their management team, and the scaling back of my involvement in the company, I am reducing my holdings in Compu-DAWN as part of a personal diversification. I am heartened in Teddy's and Rudy's confidence in the future of Compu-DAWN, which has been demonstrated by their decision to purchase some of my shares."

Compu-DAWN, through its wholly owned subsidiary e.TV Commerce, Inc., is in the business of Internet services, e-commerce, and telecommunications services. Sales of its products and services are sold primarily through a referral network marketing organization of approximately 18,000 representatives.




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Forward Looking Statements

Certain information contained in this announcement are "forward-looking statements". Compu- DAWN cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Compu-DAWN. For this purpose, any statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect results include, but are not limited to, the risks and uncertainties associated with multi-level network marketing, the Internet and Internet related technology and products, new technology developments, developments and regulation in the telecommunications industry, the risk of loss of management
and   personnel,   the   competitive   environment   within  the   Internet  and
telecommunications industries, the ability of Compu-DAWN to develop its infrastructure, the ability of Compu-DAWN to raise additional capital which will be required in the near term to continue to develop and sustain business at current levels, the competence required and experience of management, and economic conditions.

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Contact: Teddy Turner, Chairman of the Board:  (904) 680-6680